FORM 10-Q

Exhibit 10.2

                 1997 CONE MILLS CORPORATION
        SENIOR MANAGEMENT INCENTIVE COMPENSATION PLAN


1. Purpose. The purpose of the 1997 Cone Mills Corporation (the "Company") Senior Management Compensation Incentive Plan (the "Plan") is to enable the Company to attract, retain, motivate and reward those corporate officers, division presidents and other key management employees who are in a position to make a significant contribution to the Company's success by providing them with an annual at-risk (i.e., nonguaranteed) compensation opportunity related to achieving significant pre-established performance goals.

2. Administration. The Compensation Committee of the Board of Directors of the Company or such other Committee of the Board as the Board shall designate (the "Committee") shall administer the Plan in accordance with its provisions. The Committee shall consist of no less than two persons, and all Committee members must be "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The interpretation and construction of the Plan by the Committee shall be final and binding on all persons, including the Company and the Participants.

3. Participation. Corporate officers, division presidents and other key management employees who are designated by the Committee as participants in the Plan are eligible to participate in the Plan (a "Participant"). In order to earn an incentive payment under the Plan (an "Incentive Payment") for a Plan Year, a Participant must maintain employment in the same or a similar job throughout that Plan Year (as hereafter defined). No vesting of Incentive Payments occurs; a Participant whose employment with the Company terminates during a Plan Year or thereafter before his or her Incentive Payment is made ceases eligibility under the Plan for such Plan Year. Corporate officers and division presidents who join the Company during a Plan Year may participate in the Plan on a pro-rata basis for that Plan Year with the approval of the Committee, based upon the Performance Goals (as hereafter defined) established in accordance with Section 5 of this Plan for the employment position that such Participant assumes. Participation in the Plan creates no guaranty of continued employment with the Company.

FORM 10-Q

4. Amount of Incentive Payment. A Participant may earn an Incentive Payment in an amount up to ninety percent (90%) of his or her Base Compensation as in effect on the date that the Performance Goals are established in accordance with Section 5 of this Plan of the fiscal year (a "Plan Year") for which the Incentive Payment is made. "Base Compensation" means a Participant's regular salary, excluding Incentive Payments, discretionary bonuses or employee benefits.

5. Performance Measurement. Not later than 90 days following the beginning of each Plan Year, the Committee will establish in writing the following:

     (a) A minimum level of performance by the Company ("Circuit Breaker") before which any incentives can be paid to any Participant. A net profit after taxes and preferred dividends shall be the Circuit Breaker unless the Committee establishes a different performance measure based upon some other level of net profit or upon some or all of the criteria set forth in paragraphs (b) and (c) below. Any extraordinary accounting item, accounting for discontinued operations, and the cumulative effect of accounting change that have the effect of reducing net income shall be excluded in determining the achievement of the Circuit Breaker unless the Committee in its absolute discretion, determines to include such items in the aggregate or separately.

     (b) The business criteria which shall be the basis of the measurement of corporate performance for the Plan Year. The criteria utilized shall be return on capital employed, return on equity, and earnings per share or any one or two of said criteria. The Committee shall set in its absolute discretion the minimum, maximum and target goals (the "Corporate Goal") for the Plan Year for the Company's return on capital employed (ROCE), return on equity, and earnings per share, as determined with reference to the Company's audited consolidated financial statements for the Plan Year.

     (c) Goals for each division or function for which a Participant is responsible (the "Individual Goal",

FORM 10-Q
          the Corporate Goal and the Individual Goal being sometimes referred to as the "Performance Goals"), based on the following measured criteria:

               Divisional return on capital employed
               Divisional return on net assets
               Net sales of a division or operating unit
               Cash flow levels
               Operating margins
               Specific cost savings
               Specific quality results for products
               Specific manufacturing efficiencies
               Control of standard budget expense items
               Establishment of new business units or products
               Inventory turn or levels
               Maintaining a specific credit rating
               Overdue receivables
               Late payment charges
               Safety record of a specific plant or business unit
               Absenteeism rates

     (d) For each Participant, the percentage of the total Incentive Payment opportunity that consists of the Corporate Goal and the percentage of the total bonus opportunity attributable to the Individual Goal for that Participant.

     (e) The percentage of Incentive Payment opportunity that may be earned by each Participant based on the level of success within the preestablished range in achieving the established Performance Goals.

In accordance with Section 162(m) of the Code, all Performance
Goals must be (i) based upon objective formulae and standards and (ii) substantially uncertain of attainment at the time they are established.

6.   Certain Definitions.  For purposes of Section 5 of this
     Plan, the following terms shall have the definitions indicated:

     (a) "Return on capital employed" means corporate consolidated operating earnings of the Company before interest and taxes adjusted for any discount on sale of accounts receivable and adjusted for

FORM 10-Q
          equity in earnings or losses of Unconsolidated Affiliates divided by average Net Current Cost Investment. Net Current Cost Investment is defined as the current cost of total assets less non-interest bearing liabilities.

     (b) "Divisional return on capital employed" means operating earnings of the division or other operating unit, and allocated operating earnings of Unconsolidated Affiliates divided by current cost of assets of, or allocated to, the division or operating unit, including current cost of assets of Unconsolidated Affiliates allocated to the respective division or operating unit.

     (c) "Earnings per share" means consolidated net income of the Company for a fiscal year less dividends on Class A Preferred Stock, divided by the weighted average common shares and common shares equivalents outstanding on a fully diluted basis.

     (d) "Return on equity" means consolidated net income of the Company divided by average shareholders' equity.

     (e) "Divisional return on net assets" means operating earnings of the division or other operating unit, including allocated earnings of Unconsolidated Affiliates, divided by current cost assets net of non-interest bearing liabilities of, or allocated to, the division or operating unit, including current cost of assets net of non-interest bearing liabilities of Unconsolidated Affiliates allocated to the respective division or operating unit.

     (f) "Unconsolidated Affiliates" is as defined by generally accepted accounting principles as recognized by the American Institute of Certified
          Pubic Accountants and Financial Accounting
          Standards Board, consistently applied.

     Any extraordinary accounting item, accounting for discontinued operations, and the cumulative effect of accounting change that have the effect of reducing operating earnings for "return on capital employed" or

FORM 10-Q
     for "return on net assets" or net income for "earnings per share" or "return on equity" shall be excluded in determining operating earnings or net income unless the Committee, in its absolute discretion, determines to include such items in the aggregate or separately.

7. Payment of Earned Incentives. After the end of the Plan Year for which Performance Goals have been established, the Committee shall determine whether, and the extent to which, the Performance Goals have been achieved and shall certify in writing its determinations and the specific Incentive Payment payable to each Participant, which certification shall be contained in the approved minutes of the Committee, or in a certificate signed by all members of the Committee, and retained with the corporate records of the Company. The Committee shall have discretion to decrease, but not to increase, any Incentive Payment payable under the Plan in accordance with the Performance Goals. All Incentive Payments will be paid in cash in a lump sum based on the Committee's certificate.

8. Funding. The Plan is intended to constitute an "unfunded" plan. With respect to any payments not yet made by the Company, nothing set forth in this document shall give any Participant any rights other than those of a general creditor of the Company.

9. Death, Disability and Change of Control. In the event of the death or total and permanent disability of a Participant or a Change of Control of the Company as hereafter defined, the Committee shall determine incentive payments in accordance with this Plan, prorating, however, all Performance Goals based on the percentage of the year completed as of the date of the death, disability or Change of Control, as the case may be, and, provided further, that expenses directly related to any Change of Control shall be disregarded for purposes of determining whether or not the Incentive Payments have been earned.

     For purposes of this Plan, a "Change of Control" means the occurrence of any of the following:

     A.   When any "person," as such term is used in Section
          13(d) and 14(d) of the Exchange Act [other than the

FORM 10-Q

          Company or a Subsidiary or any Company employee benefit plan (including its trustee)], is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of Cone Mills Corporation representing 20 percent or more of the combined voting power of the Company's then outstanding securities;

     B. When, during any period of two consecutive years during the existence of the Plan, the individuals who, at the beginning of such period, constitute the Board cease, for any reason other than death, to constitute at least a majority thereof, unless each director who was not a director at the beginning of such period was elected by, or on the recommendation of, at least two-thirds of the directors at the beginning of such period; or

     C. The occurrence of a transaction requiring stockholder approval for the acquisition of Cone Mills Corporation by an entity other than the Company or a subsidiary through purchase of assets, or by merger, or otherwise, if such transaction did not have the approval of a majority of the Board of Directors.

10. Term. The term of the Plan shall be for the fiscal years beginning on December 30, 1996 and ending on December 30, 2001 unless sooner terminated by the Board of Directors.

11. Compliance with Section 162(m). This Plan is intended to comply with the provisions of Section 162(m) of the Code, as amended, and the regulations promulgated thereunder, and the Committee is authorized and directed to make such interpretations hereunder and take such other action as it deems appropriate in order to assure such compliance.

12. Amendments and Termination. The Board of Directors may amend, alter or discontinue the Plan at any time, and such amendment, alteration or discontinuance will be binding upon all Participants.

13. Not Exclusive. Nothing set forth in the Plan shall prevent the Company from adopting other or additional compensation arrangements, subject to shareholder

FORM 10-Q
     approval or approval of the Board of Directors, if such approval is required; and such arrangements may either generally be applicable or applicable only in specific cases.

14. No Liability. No members of the Board of Directors or of the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and every officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to such action, determination or interpretation.

15. Applicable Law. The validity, interpretation and administration of the Plan and of any rules, regulations, determinations or decisions made hereunder, and the rights of any and all persons having or claiming to have any interests hereunder or thereunder, shall be determined exclusively in accordance with the laws of the state of North Carolina. Without limiting the generality of the foregoing, the period within which any action in connection with the Plan must be commenced shall be governed by the laws of North Carolina.